UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March 21, 2013

NORDSTROM, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

WASHINGTON	001-15059	91-0515058
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

1617 SIXTH AVENUE, SEATTLE, WASHINGTON		98101
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)		(ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (206) 628-2111

INAPPLICABLE

(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 21, 2013, Nordstrom, Inc. entered into a Revolving Credit Facility Agreement with each of the initial lenders named therein as Lenders, Bank of America, N.A. as administrative agent, Wells Fargo Bank, National Association and U.S. Bank, National Association as syndication agents and The Royal Bank of Scotland PLC as documentation agent. This new credit facility has a capacity of $800 million and includes a $100 million sublimit for letters of credit and a $75 million sublimit for swingline loans. It replaced our existing $600 million unsecured line of credit which was scheduled to expire in June 2016. The new credit facility is available for working capital, capital expenditures, support for commercial paper and other lawful general corporate purposes, including repayment of outstanding amounts under existing facility. Under the terms of the agreement, we pay a variable rate of interest and a commitment fee based on our debt rating. Based upon our current debt rating, we would pay a variable rate of interest of LIBOR plus a margin of 0.900% on the outstanding balance and an annual commitment fee of 0.100% on the total capacity. The Revolving Credit Agreement expires in March 2018, and contains restrictive covenants, which includes maintaining a leverage ratio.

Many of the banking firms that are a party to the Revolving Credit Facility Agreement or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for us and certain of our subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, compensation and reimbursement of expenses.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02. On March 21, 2013, in connection with the credit facility described in Item 1.01, Nordstrom, Inc. terminated its Revolving Credit Facility, dated June 23, 2011 with the financial institutions named therein as Lenders, Bank of America Merrill Lynch as administrative agent, Wells Fargo Bank, N.A. as syndication agent and The Royal Bank of Scotland PLC and U.S. Bank, National Association as documentation agents. Under the terms of this credit facility, we paid a variable rate of interest and a commitment fee based on our debt rating, which at termination of the agreement was LIBOR plus a margin of 1.125% on the outstanding balance and an annual commitment fee of 0.125% on the total capacity. The agreement contained restrictive covenants, which included maintaining a leverage ratio.

On March 21, 2013, in connection with the credit facility described in Item 1.01, Nordstrom Credit Card Master Note Trust II, a statutory trust created by Nordstrom Credit Card Receivables II LLC (a wholly owned bankruptcy remote subsidiary of Nordstrom Credit, Inc., which is a wholly owned subsidiary of Nordstrom, Inc.) terminated its $200 million 2007-A Variable Funding Note, dated November 13, 2009, with the financial institutions named therein as Lenders, and Wells Fargo Bank, N.A. as Indenture Trustee.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03. The Revolving Credit Facility Agreement contains standard provisions relating to default and acceleration of our payment obligations upon the occurrence of an event of default, including: the failure to pay principal, interest, fees or other amounts when due; cross-default with other indebtedness; failure to comply with specified agreements, covenants or obligations; the making of any materially misleading or untrue representation, warranty or certification; commencement of bankruptcy or other insolvency proceedings by or against us; entry of one or more judgments against us that exceed $50 million either individually or in the aggregate; or the failure to pay amounts due to the PBGC or a Plan under Title IV of ERISA.

We also have the option to increase the revolving commitment by up to $200 million to $1 billion provided that we obtain a written consent for the increase from each Lender that is increasing their commitment. In addition, no default or event of default can exist at the time of the request and if any amounts are outstanding at the time of the request, we must prepay one or more existing Revolving Loans in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount each Lender will hold its pro rata share (based on its share of the revised Revolving Committed Amount) of outstanding Revolving Loans.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Revolving Credit Facility Agreement dated March 21, 2013, between Registrant and each of the initial lenders named therein as Lenders; Bank of America, N.A. as Administrative Agent; Wells Fargo Bank, National Association and U.S. Bank, National Association as Syndication Agents; and The Royal Bank of Scotland PLC as Documentation Agent.

99.1	Press release dated March 21, 2013 announcing completion of new unsecured revolving credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.

By:	/s/ Robert B. Sari
Robert B. Sari
Executive Vice President,
General Counsel and Corporate Secretary

Dated: March 26, 2013

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Revolving Credit Facility Agreement dated March 21, 2013, between Registrant and each of the initial lenders named therein as Lenders; Bank of America, N.A. as Administrative Agent; Wells Fargo Bank, National Association and U.S. Bank, National Association as Syndication Agents; and The Royal Bank of Scotland PLC as Documentation Agent.

99.1	Press release dated March 21, 2013 announcing completion of new unsecured revolving credit facility.